EXHIBIT 99.3

Date: September 25, 2007

For Immediate Release

AVENUE ENERGY ISRAEL LTD RECEIVES HELETZ-KOKHAV LICENSE

– DISCOVERED IN 1956, HELETZ IS ISRAEL’S  MOST SIGNIFICANT ONSHORE OIL FIELD

– 17.2 MILLION BARRELS PRODUCED TO DATE

– RECENT PRODUCTION 70 BOPD FROM 6 WELLS

September 25, 2007. New York, New York: Avenue Group, Inc. (OTCBB:AVNU) announced today that the Petroleum Commissioner of Israel has issued a license for the Heletz-Kokhav Field to its wholly owned Israel subsidiary Avenue Energy Israel LTD. (“AEI”).

Discovered in 1955, The Heletz-Kokhav license, located in the south of Israel near Ashkelon, is comprised of 3 oil fields – Heletz, Brur and Kochav – equaling 229,600 dunam (approximately 60,000 acres), Heletz has produced 17.2 Million barrels of oil to date out of an estimated 19.1 Million barrels of primary recoverable reserves and remains the most prolific oil field discovered onshore Israel. Recovery estimates do not include secondary and tertiary recovery methods that may have the potential to significantly raise production.

Oil production in the Heletz field continued until recently by Lapidoth Ltd., which acted as a contractor for the State of Israel. Recent production has been approximately 70 BOPD from 6 producing wells.

According to the terms of the License, AEI agreed to a work program over the next 3 years that will consist of field studies, well workovers, initiating 3D seismic and the drilling of a new well. Failure by AEI in implementing the work program may cause AEI to lose the license. AEI may request the conversion of the License to a 30 year production Lease. In the event of a substantial increase in daily production that occurs as a result of the work program.

There are 53 idle wells which AEI believes can be excellent workover candidates. There is significant infill drilling potential on the acreage as well. The field is currently developed on 80 acre spacing or greater, providing additional increased density drilling opportunity.

Management is particularly excited about the significant development potential of secondary and tertiary recovery methods on the Heletz acreage. The Heletz sandstone together with production from an active waterdrive, makes Heletz-Kokhav an excellent candidate for a waterflood program, as other fields with similar characteristics have had success in increasing recoverable oil reserves through such processes.

Levi Mochkin, Chairman and Chief Executive Officer of Avenue Group, stated, ``Being awarded the Heletz-Kokhav License represents a transformational event for Avenue. Heletz-Kokhav with its ability to generate near term cash flow from its base production, coupled with attendant meaningful upside, represents an excellent opportunity for Avenue and its shareholders. We also are very enthusiastic about the opportunity to significantly increase production levels at Heletz-Kokhav, thereby underscoring the significant oil and gas potential in Israel”.

Highlights of the ``New'' Avenue Group:

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The Heletz-Kokhav field has an extensive production history with the ability to generate near term sustainable cash flow;

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Multi-year drilling inventory;

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Excellent low risk PDNP and PUD opportunities can meaningfully ramp production and cash flow;

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Significant development opportunities from secondary and tertiary recovery methods;

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Target high impact possible reserves in never explored deeper horizons;

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Management estimates proforma proved reserves exceed 2 Million barrels of oil

Heletz-Kokhav field Background

The Heletz-Kokhav license is comprised of 3 oil fields – Heletz, Brur and Kochav – equaling 229,600 dunam (approximately 60,000 acres), and is located approximately 55 km south of Tel Aviv and 12 km east of the Mediterranean Sea.  Heletz was the first oil field discovered in the eastern Mediterranean and remains the most prolific oil field discovered onshore Israel.

The first well (Heletz 1) was drilled to a depth of 4800 feet (1515 Meters) and recognized as a producing well on 12 October 1955.  Initial production was approximately 400 barrels per day; oil was 29o API.

A total of 88 wells have been drilled on the Heletz field to depths ranging from 4,000 to 6,500 feet., of which 59 were producing wells with the other 29 having oil shows.  Peak production occured between 1959-1967 when daily production was between 2,500 and 4,000 barrels of oil per day (“BOPD”).

Total proven reserves have been estimated at 19.1 million barrels, of which 17.2 million barrels of oil has been recovered.  Recovery estimates do not include secondary, tertiary recovery methods that may have the potential to raise production; these methods have not yet been applied to the field

ABOUT AVENUE GROUP INC

Avenue Group, Inc. (OTC BB:AVNU.OB - News) through its subsidiary Avenue Energy, Inc. is engaged in the exploration and development of oil and gas reserves. Its strategy is to acquire a portfolio of oil and gas assets that include low risk oil and gas reserves internationally and the generation of low risk drilling opportunities in Appalachia and similar basins in the US.

Certain statements in this announcement including statements such as "believes," "anticipates," "expects" and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management's current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Avenue Group to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-KSB, for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the period ended June 30, 2007. Avenue Group Inc. undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

For further information, please visit our website at www.avenuegroupinc.com or contact Levi Mochkin at (888) 612-4188 ext 4 or email IR@avenuegroupinc.com